Exhibit 10.35

SETTLEMENT AGREEMENT

BETWEEN :	PREGIS NV, a company incorporated under Belgian law, having its registered office IN BELGIUM, at Wellen, Bodemstraat 11 and registered with the Register of Legal Persons under number BE-404.798.222.

Represented by Mr Gaspar Francisco and Mr Germis David, duly mandated

Hereinafter referred to as “the Company”

AND :	Mr. Fernando De Miguel, residing in Belgium at Jean Baptiste Colyns 43 - 3me.

1050. Bruxelles.Belgium,

Hereinafter referred to as “Mr. De Miguel”,

Hereinafter jointly referred to as “the Parties”,

AFTER HAVING RECITED THAT:

WHEREAS, with effective date 1 June 2007, Mr. De Miguel has been appointed Director of the Company;

WHEREAS with effective date 1 June 2007, the Board of Directors of the Company has appointed Mr. De Miguel as Managing Director of the Company;

WHEREAS the Parties concluded a Management Agreement to determine all terms and conditions of the execution of the office of Managing Director (hereinafter referred to as “the Management Agreement”);

WHEREAS, Mr. De Miguel and the Company agreed to terminate the office as Managing Director, Director as well as any other legal obligation between the Parties, in the present agreement (hereafter referred to as “the Settlement Agreement”);

IT HAS BEEN AGREED AND ACCEPTED AS FOLLOWS:

Article 1

Parties agree to terminate the Management Agreement by mutual consent on September 30, 2009 (hereafter “the Effective Termination Date”).

Article 2

Mr. De Miguel resigns with effect as from the Effective Termination Date from any and all offices that he has within the Company and any other company which is part of the group to which the Company belongs, including but not limited to:

•	his office as Managing Director of the Company;

•	his office as a Director of the Company.

1

The Company guarantees that the complete and full discharge, in the meaning of Article 554 of he Belgian Companies’ Code, will be given to Mr. De Miguel at that first coming annual shareholders’ meeting.

Article 3

Mr. De Miguel is entitled to an allowance equal to an amount of EUR 250,000.00 gross.

The allowance, after having made all the deductions required by law, shall be paid by the Company to Mr. De Miguel, at the latest on September 30, 2009.

Mr. De Miguel explicitly accepts the calculation base, the calculation method and the amount of the allowance.

Article 4

For the period until the Effective Termination Date, the Company will pay the fixed fee as determined in and under the conditions of article 4, §1 of the Management Agreement.

For the period until the Effective Termination Date, Mr. De Miguel will be covered by the company insurance schemes covering pension, death, invalidity, hospitalisation subscribed by the Company for its independent remunerated Managing Directors with a contract for indefinite duration.

Article 5

For the period until December 31, 2009, Mr. De Miguel will be entitled to use the company car in good faith. At the latest on December 31, 2009, Mr. de Miguel will return the company car at the seat of the Company. This will cover lease cost and insurance, but all other expenses, including fuel costs, will be born by Mr. De Miguel.

All other company property including laptop and the mobile phone must be turned in to the company by the Effective Termination Date.

Article 6

The Company will provide Mr. De Miguel tax assistance with regard to his Belgian income tax return and this for all the professional income paid by the Company in 2008 and 2009, including any payments made after the date of termination as provided for under the Settlement Agreement. This reimbursement is limited to EUR 3000 gross and will be paid out with the final settlement payment on September 30, 2009.

Article 7

The Company will provide and additional payment of EUR 10,000 gross to cover removal and other miscellaneous relocation expenses. This will be paid out as part of the final payment.

Article 8

Mr. De Miguel explicitly acknowledges, recognizes and accepts that for 2009 the individual and company targets have not been met and will not be met and that he as a consequence will not be eligible for a bonus in the framework of the Annual Incentive Plan, in accordance with article 4.3 of the Management Agreement.

2

Article 9

The Company confirms that Mr. De Miguel’s options over 52,864 shares will be preserved to and his exercise rights will remain active up for to ninety days (90) after the Effective Termination Date, after which they will lapse.

If Mr. De Miguel elects to exercise all or any portion of these options, he will need to pay the $13 000 per option exercise price. The Company will then issue share certificates for the purchased shares. The Company will consider the 90 day period to begin October 1, 2009.

Mr. De Miguel may continue to hold these shares until a transaction as per the terms of your subscription agreement.

All other share awards made under executive share schemes will lapse.

Article 10

All information, data, written materials, discs, files, software and/or any other document and/or material prepared for the benefit of or received by Mr. De Miguel in execution of or during the performance of the Management Agreement and connected to the business of the Company, its clients and/or its personnel is qualified as confidential information (hereinafter referred to as “Confidential Information”) and will remain exclusively the property of the Company.

At the Effective Termination Date, Mr. De Miguel will immediately transfer all Confidential Information to the Company in accordance with article 7 of the Management Agreement.

Mr. De Miguel will not be entitled to take or keep any transcript or copy of the Confidential Information, under whatever form. All possible titles and/or intellectual rights that may be connected directly or indirectly with the Confidential Information belong to the Company and remain the sole property of the latter.

Furthermore, Mr. De Miguel will not reveal any Confidential Information to third parties and/or use this information on his own behalf or jointly with or on behalf of any person, firm or company after the effective termination date for whatever reason.

The present article does not apply with regard to information pertaining to the public domain.

Article 11

Mr. De Miguel undertakes during a period of one (1) year following the Effective Termination Date, to withhold from approaching, engaging, employing, sub-contracting with, paying for the services of or endeavouring to entice away from the Company through the intermediary of third parties, any individual/ company who is an employee, a director, a partner or an independent contractor of the Company or any other company that is part of the group the Company belongs to and that the same conditions shall apply to all its employees and shareholders.

Mr. De Miguel undertakes not to offer Services, as defined in Article 1.3 of the Management Agreement, directly or indirectly to any person, firm, corporation, association or other entity, which competes with the business of the Company or any of its affiliates for a period of one (1) year following the Effective Termination Date either by acting as director, officer, employee or self-employed service provider of, either in a full time or temporary capacity.

The non compete will apply in the following geographical area: Belgium, United Kingdom, Netherlands, France, Spain, Germany, Italy, Poland, Czech Republic, Hungary and Romania.

Any violation of the provisions of this Article shall automatically entitle the Company to obtain damages from Mr. De Miguel in the amount of twice the amount paid to him in the twelve months

3

prior to the Effective Termination Date and notwithstanding the right for the Company to claim higher indemnity if it produces evidence of more important damages.

Article 12

Mr. De Miguel recognizes and agrees that the amounts which will be paid to him in execution of the Settlement Agreement will be paid in full and final settlement of any and all claims generally whatsoever, that he might have in connection with the termination of all existing contractual relations between the Parties and/or any company or entity in the group of which the Company is part.

Article 13

Through compliance with the obligations mentioned in the Settlement Agreement, the Parties irrevocably waive their rights to bring or commence a lawsuit against each other, for whatever reason or on whatever grounds this may be and which would find its origin in their past contractual relations.

More in particular, Mr. De Miguel expressly waives the right to file any subsequent claim under any head and of whatever nature and waives any right he might have or have had by reason of his professional activities within the Company or any company or entity in the group of which the Company is a part.

Each party also waives the right to avail itself of any errors as to law or fact and any omissions relating to the existence of and/or the extent of its rights.

Article 14

If any provision in the Settlement Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision shall be deemed not to form part of the Settlement Agreement, and the legality, validity or enforceability of the remainder of the Settlement Agreement shall not be affected.

If such illegal, invalid or unenforceable provision affects the entire nature of the Settlement Agreement, each party shall use its reasonable best efforts to immediately negotiate in good faith a valid replacement provision.

Article 15

The Settlement Agreement contains the entire agreement between the Parties with respect to its subject matter.

The Settlement Agreement contains the sincere and independent agreement and understanding between the Parties. The Settlement Agreement represents the entire agreement between the Parties with respect to this subject matter or with respect to any other services or duties and unconditionally replaces and supersedes any other past agreement or arrangement, oral or in writing, which may have existed between the Parties and which the Parties terminate herewith without notice.

Article 16

The Settlement Agreement shall be governed by and construed in accordance with Belgian law.

4

ARTICLE 17

Any dispute concerning the validity, interpretation, enforcement, performance or termination of the Settlement Agreement shall be submitted to the exclusive jurisdiction of courts of Brussels.

Executed in two original copies and in good faith, each party acknowledging having received one copy, duly initialled and signed by each party.

At Wellen, on September 10, 2009

For Pregis NV	Mr. De Miguel

(read and approved)	(read and approved)

/s/ Mr Gaspar	/s/ Mr De Miguel
Mr Gaspar	Mr De Miguel

/s/ Mr Germis
Mr Germis

5